UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 20, 2016
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

2016-2017 Excess of Loss Reinsurance Treaties

Federated National Holding Company (the “Company,” “we” or “us”) is filing this Current Report on Form 8-K to report that its wholly owned subsidiary, Federated National Insurance Company (“Federated National”), has agreed to the terms of its excess of loss catastrophe reinsurance treaties for the 2016 – 2017 reinsurance programs.  Monarch National Insurance Company (“Monarch National”), which was formed through our 2015 joint venture and for whom we serve as managing general agent, has also agreed to the terms of its reinsurance treaties for its 2016-2017 reinsurance programs.  These treaties are designed to reimburse Federated National and Monarch National for property losses under their respective homeowners’ insurance policies resulting from covered events.  Federated National and Monarch National utilize reinsurance to reduce exposure to catastrophic risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus requirements. These catastrophe reinsurance programs have been designed to coordinate coverage provided under various treaties with various retentions and limits.

Federated National Reinsurance Program

Federated National’s private market excess of loss treaties are effective July 1, 2016 and all private layers have prepaid automatic reinstatement protection, which affords Federated National additional coverage.  Federated National obtained multiple year protection for a portion of its program; as a result, some of the coverage will expire on June 30, 2017, and a portion of the coverage will remain in-force one additional treaty year until June 30, 2018.  Given current reinsurance market conditions, we believe it was the appropriate time to secure multiple year capacity at favorable pricing and terms and conditions.  These private market excess of loss treaties structure coverage into layers, with a cascading feature such that substantially all layers attach after $18.45 million in losses for Federated National's Florida exposure. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Additionally, any unused layer protection drops down for subsequent events until exhausted. These treaties are with reinsurers that currently have an A.M. Best Company (“AM Best”) or Standard & Poor’s rating of “A-” or better, or have fully collateralized their maximum potential obligations in dedicated trusts.

Federated National’s 2016-2017 reinsurance programs are estimated to cost $179.5 million which includes approximately $125.7 million for the private reinsurance for Federated National's Florida exposure described above, including prepaid automatic premium reinstatement protection on all layers, along with approximately $53.8 million payable to the Florida Hurricane Catastrophe Fund (“FHCF”). The combination of private and FHCF reinsurance treaties will afford Federated National with approximately $2.22 billion of aggregate coverage with a maximum single event coverage totaling approximately $1.58 billion, exclusive of retentions.  Federated National maintained its FHCF participation at 75% for the 2016 hurricane season. Federated National’s single event pre-tax retention for a catastrophic event in Florida is $18.45 million or 7.06% of the Company’s shareholders’ equity as of March 31, 2016.

Effective July 1, 2016, the Company will retain 30% more of its gross written premium through the non-renewal of one of its quota share treaties.  The 30% quota share will be terminated on a cut-off basis, meaning that the reinsurer will not be liable for loss as a result of occurrences taking place after the date of termination, and any unearned premium previously ceded will be returned to Federated National.

Federated National’s remaining 10% quota share treaty enters its second year of a two year term and provides protection on an in-force new and renewal basis for its homeowners’ insurance program in Florida. The projected cost of the 10% quota share treaty is included in the $179.5 million cost referenced above.  The quota share treaty contains a commutation provision which allows Federated National to share profits based on loss experience during the multiple year term.

Federated National’s reinsurance programs also includes $2.8 million for private reinsurance, including prepaid automatic premium reinstatement projection, for Federated National’s non-Florida reinsurance.  The non-Florida excess of loss treaties afford Federated National additional coverage down to a $8.0 million retention for each of two covered events, with approximately $43.5 million of aggregate coverage with maximum single event coverage totaling approximately $21.75 million.

The cost and amounts of reinsurance are based on management’s current analysis of Federated National’s exposure to catastrophic risk. The data will be subjected to exposure level analysis as of various dates during the period ending December 31, 2016. This analysis of Federated National's exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in Federated National’s exposure level.

Monarch National Reinsurance Program

Monarch National’s private market excess of loss treaties have a term of 13 months beginning June 1, 2016 continuing through June 30, 2017, and all private layers have prepaid automatic reinstatement protection, which affords Monarch National additional coverage, and have a cascading feature such that substantially all layers attach at $3.4 million for Monarch National's Florida exposure. These treaties are with reinsurers that currently have an AM Best or Standard & Poor’s rating of “A-” or better, or have fully collateralized their maximum potential obligations in dedicated trusts.

Monarch National’s 2016-2017 reinsurance programs are estimated to cost $1.415 million to Monarch National which includes approximately $0.853 million for the private reinsurance as described above, along with approximately $0.562 million payable to FHCF. The combination of private and FHCF reinsurance treaties will afford Monarch National with approximately $28.55 million of aggregate coverage with a maximum single event coverage totaling approximately $18.4 million, exclusive of retentions.  Monarch National’s FHCF participation is at 75% for the 2016 hurricane season.

As with Federated National’s reinsurance, the cost and amounts of reinsurance are based on a current analysis of Monarch National’s exposure to catastrophic risk and will be subjected to exposure level analysis as of various dates during the period ending December 31, 2016. This analysis may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in Monarch National’s exposure level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: June 20, 2016	By:	/s/ Michael H. Braun
Name:	Michael H. Braun
Title:	Chief Executive Officer and President
(Principal Executive Officer)